UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 28, 2006

Dominion Resources, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	1-8489	54-1229715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Credit Agreements

On February 28, 2006, Dominion Resources, Inc. (“Dominion”) and its wholly-owned subsidiaries Virginia Electric and Power Company (“Virginia Power”) and Consolidated Natural Gas Company (“CNG”) entered into a $3.0 billion Five-Year Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent and Barclays Bank PLC, The Bank of Nova Scotia and Wachovia Bank, National Association, as Co-Documentation Agents. J.P.Morgan Securities Inc. and Citigroup Global Markets Inc. served as Joint Lead Arrangers and Joint Bookrunners. This credit facility replaces the $2.5 billion Five-Year Credit Agreement dated May 12, 2005. The previous agreement, under which no loans were outstanding, was terminated upon closing of the new facility. A copy of the new credit agreement is included as Exhibit 10.1.

On February 28, 2006, CNG entered into a $1.70 billion Amended and Restated Five-Year Credit Agreement with Barclays Bank PLC, as Administrative Agent, Barclays Bank PLC and KeyBank National Association, as Syndication Agents and SunTrust Bank, The Bank of Nova Scotia and ABN AMRO Bank N.V., as Co-Documentation Agents. Barclays Capital and KeyBank National Association served as Joint Lead Arrangers and Joint Bookrunners. This credit facility amends and restates the $1.75 billion Five-Year Credit Agreement dated August 17, 2005. A copy of the new credit agreement is included as Exhibit 10.2.

On February 28, 2006, CNG entered into a $1.05 billion 364-Day Credit Agreement with Barclays Bank PLC, as Administrative Agent, Barclays Bank PLC and KeyBank National Association, as Syndication Agents and The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents. Barclays Capital and KeyBank National Association served as Joint Lead Arrangers and Joint Bookrunners. A copy of the new credit agreement is included as Exhibit 10.3.

Following the closing of the new Dominion, Virginia Power and CNG $3.0 billion Five-Year Credit Agreement and the new CNG $1.05 billion 364-Day Credit Agreement, Dominion and CNG terminated their $1.9 billion Credit Agreement dated January 11, 2006.

Annual Incentive Plan

On February 28, 2006, the Dominion Organization, Compensation & Nominating Committee (OCN Committee) recommended, and on March 1, 2006 the Dominion Board of Directors approved, the 2006 Annual Incentive Plan (the Plan). Under the Plan, Dominion’s officers are eligible for an annual performance-based award. The Plan will be funded based on the achievement of consolidated operating earnings goals. For those Dominion officers that are among the top most highly compensated group for 2006, including all of Dominion’s named executive officers, pay-out of incentives under the Plan will be based solely on the achievement of the funding goals, with the OCN Committee having the discretion to lower actual pay-outs to ensure that such awards are consistent with those granted to other Plan participants. For all other officers and employees, awards will be distributed out of the available funding based on the achievement of certain pay-out goals established for them by the OCN Committee. For officers in this group, the pay-out goals are weighted as follows: 25%— consolidated operating earnings; 50% — business unit operating earnings; 15%—operating and stewardship goals and 10%—Six Sigma cost savings goals. Twenty percent of the business unit operating earnings and consolidated operating earnings goals will be tied to capital expenditures. Actual bonuses may exceed the target amount if additional consolidated operating earnings targets are achieved.

Under the Plan, the target amounts of the incentive awards are based on a percentage of base salary and are established for each executive officer based on his or her position level. For 2006, the target percentage of base salary for Dominion’s named executive officers are as follows: President and Chief Executive Officer–110%; Executive Vice President and Chief Financial Officer–90%; Executive Vice President (President and Chief Executive Officer–Dominion Exploration & Production)–90%; and President and Chief Executive Officer – Dominion Generation – 80%.

Directors Compensation

Also on March 1, 2006, the Board approved, as recommended by the OCN Committee, the following increases to director compensation to be effective with the 2006 Annual Meeting. Each of the annual cash retainer and stock retainer for all directors, and the annual deferred grant for eligible directors, will be $40,000. Audit and OCN Committee chair retainers will increase to $15,000.

Item 9.01 Financial Statements and Exhibits

Exhibit
10.1	$3.0 billion Five-Year Credit Agreement dated February 28, 2006 among Dominion Resources, Inc., Virginia Electric and Power Company, Consolidated Natural Gas Company, JPMorgan Chase Bank, N.A., as Administrative Agent, Citibank, N.A., as Syndication Agent and Barclays Bank PLC, The Bank of Nova Scotia and Wachovia Bank, National Association, as Co-Documentation Agents and other lenders named therein (filed herewith).

10.2	$1.70 billion Amended and Restated Five-Year Credit Agreement dated February 28, 2006 among Consolidated Natural Gas Company, Barclays Bank PLC, as Administrative Agent, Barclays Bank PLC and KeyBank National Association, as Syndication Agents, and SunTrust Bank, The Bank of Nova Scotia and ABN AMRO Bank N.V., as Co-Documentation Agents and other lenders as named therein (filed herewith).

10.3	$1.05 billion 364-Day Credit Agreement dated February 28, 2006 among Consolidated Natural Gas Company, Barclays Bank PLC, as Administrative Agent, Barclays Bank PLC and KeyBank National Association, as Syndication Agents, The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents and other lenders as named therein (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Patricia A. Wilkerson
Patricia A. Wilkerson Vice President and Corporate Secretary

Date: March 3, 2006